UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

BLINK CHARGING CO.
(Exact name of registrant as specified in its charter)

Nevada	001-38392	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 Lincoln Road, 5th Floor Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 521-0200

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	BLNK	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	BLNKW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Blink Charging Co.

May 28, 2021

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2021, Blink Charging Co. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with the Company’s Executive Chairman and Chief Executive Officer, Michael D. Farkas, pursuant to which Mr. Farkas will continue to serve as the Company’s Executive Chairman and Chief Executive Officer. The term of the Employment Agreement is January 1, 2021 through December 31, 2023 (the “Term”). Mr. Farkas will continue to devote his full-time business efforts, attention, energy and skill to the performance of his employment towards furthering the interests of the Company and its affiliates.

Under the Employment Agreement, Mr. Farkas will receive a base salary of $800,000 for 2021 and $850,000 and $900,000 for 2022 and 2023, respectively. Mr. Farkas will be eligible to receive an annual performance bonus (payable in cash and securities), with a target bonus of 100% of his base salary, with Mr. Farkas eligible to receive up to 200% of his base salary based on the achievement of key performance indicators established by the Board of Directors and Mr. Farkas (“KPIs”). Mr. Farkas will receive equity awards (one-half in restricted stock and one-half in stock options) with a target aggregate value of $1,000,000, with the actual amount determined by the achievement of KPIs during each year of the Term. Mr. Farkas will also receive a special performance option of $25.0 million, which will vest if the Company’s stock price on the NASDAQ exchange reaches and remains on average for a period of 20 consecutive market days at a closing price of $90 per share during the four-year term of the option. Additionally, Mr. Farkas will receive one-time awards and payments in satisfaction of his 2020 bonuses, equity awards, and a salary catch-up since the expiration of his prior agreement in June 2020.

The Employment Agreement provides that, if Mr. Farkas is terminated without cause, resigns for good reason, dies or becomes disabled during the Term, he will receive his base salary for the remainder of the Term and payment of 2.6 times his target performance bonus/equity awards and base salary. In the event of a termination without cause or resignation for good reason within nine months prior to or 18 months following a change in control, the multiple in the previous sentence will be 3.5 times.

The Employment Agreement also contains covenants (a) restricting Mr. Farkas from engaging in any activities competitive with the Company’s business during the Term and one year thereafter, (b) prohibiting Mr. Farkas from disclosure of confidential information regarding the Company at any time and (c) confirming that all intellectual property developed by Mr. Farkas which specifically relates to the EV charging business constitutes the Company’s sole and exclusive property.

The Employment Agreement provides that a commission sales agreement entered into on November 17, 2009 between an entity controlled by Mr. Farkas and a predecessor to the Company will remain suspended and no payments will be due thereunder for as long as Mr. Farkas is a full-time employee of the Company and is paid a monthly salary of at least $30,000. Finally, the Company and Mr. Farkas agreed to resolve a dispute over Mr. Farkas’ transfer of 260,000 shares of the Company’s common stock to a prior institutional investor through a settlement agreement and payment of $1,000,000 from the Company to Mr. Farkas.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description
10.1	Executive Chairman and CEO Employment Agreement, dated May 28, 2021, between Blink Charging Co. and Michael D. Farkas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK CHARGING CO.

Dated: June 4, 2021	By:	/s/ Michael P. Rama
	Name:	Michael P. Rama
	Title:	Chief Financial Officer